                                                          Registration No. 33 --
   As filed with the Securities and Exchange Commission on January 2, 1996
  ___________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
  ___________________________________________________________________________
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               INTERSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



                         Delaware                               13-3256265
             --------------------------------      -----------------------------------
             (State or other jurisdiction of       (I.R.S. Employer Identification No.)
             incorporation or organization)

       8790 Wallisville Road, Houston, Texas  77029     (713) 675-0307
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Fred S. Zeidman, President, InterSystems, Inc.
       8790 Wallisville Road, Houston, Texas  77029     (713) 675-0307
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               With copies to:
       Clare J. Attura, Esq., 537 Steamboat Road, Greenwich, CT  06830

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Act, please check the following box and list the Act registration statement number of the earlier registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. [ ]
____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================
Title of Each                                    Proposed          Proposed
Class of                                         Maximum(1)        Maximum
Securities                    Amount             Offering          Aggregate       Amount of
to be                         to be              Price             Offering        Registration
Registered                    Registered         Per Unit          Price           Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share                      420,000(2)        $ 2.125(3)        $892,500      $307.76
================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee.
(2) The aggregate number of securities registered hereunder includes 275,000 shares of Common Stock which have been authorized and reserved for issuance pursuant to the Warrants (as hereinafter defined). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.
(3) Pursuant to Rule 457(c) and (g), the offering price is based upon the average of the high and low prices reported on the American Stock Exchange on December 26, 1995 (being within 5 business days prior to the date of the filing of this registration statement).

                              -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS





                               INTERSYSTEMS, INC.

                    ________________________________________


                         420,000 Shares of Common Stock


                    ________________________________________


         This Prospectus relates to the offer and sale of 420,000 shares of common stock (the "Securities") of InterSystems, Inc. (the "Company"), $.01 par value per share (the "Common Stock") as follows:

         275,000 shares issuable upon exercise of the Company's Common Stock Purchase Warrants expiring June 30, 2000 (the "Warrants");

         20,000 shares sold by the Company in a private placement to two employees (the "Employees") at a price of $1.25 per share, being the closing price of the Common Stock on the American Stock Exchange (the "AMEX") on September 8, 1995, the date of the sale; and

         125,000 shares held by Helm Resources, Inc. ("Helm"), the holder of 36% of the Company's Common Stock (the "Helm Shares").

         The Warrants are exercisable at $1.50 per share commencing on the later of (i) January 15, 1996 or (ii) such date as the shares underlying the Warrants are approved for listing on the AMEX, and are redeemable by the Company at a price of $.05 per warrant, upon not less than 30 days' prior notice, if the closing sales price of the Common Stock (as reported by the AMEX) has been at least 200% of the then effective exercise price on each of 20 consecutive trading days at a time when the shares of Common Stock issuable upon exercise of the Warrants are registered under the Securities Act of 1933, as amended (the "Act"). The Company is contractually obligated to register the shares underlying the Warrants by the end of 1995, or as soon thereafter as possible.

         The Securities being offered hereby are being offered to permit the issuance of registered stock upon the exercise of the Warrants. Additionally, the Securities offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors in interest, on the AMEX (or such other exchange on which the Securities are listed at the time of sale) in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions.

         Addtionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Warrants who will acquire shares of Common Stock upon exercise and who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

         This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrants, which shares are being registered pursuant to Rule 416 promulgated under the Act.

         Other than proceeds equal to the aggregate exercise price of Warrants exercised, if any, the Company will not receive any proceeds from the sale of Common Stock offered hereby. The Company's Common Stock is presently listed on the AMEX under the symbol "II." The closing price for the Common Stock on the AMEX on December 26, 1995 was $2.125.

                   _________________________________________

                        SEE "SPECIAL CONSIDERATIONS" FOR
           CERTAIN MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

                   _________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ________________________________________

               The date of this Prospectus is December 29, 1995.

No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                             AVAILABLE INFORMATION

InterSystems, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10001. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, the Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

                            -----------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference into this Prospectus the following documents and portions of documents:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

3.       The Company's Report on Form 8-K dated December 11, 1995.

4. All other reports filed pursuant to Section 13(a) or Section 15(d) of the 1934 Act since the date of this Prospectus.

5. The definitive Proxy Statement of the Company date June 1, 1995, relating to the Annual Meeting of Shareholders.

6. A description of the Common Stock as set forth in Registration Statement Form 8-A filed with the Commission on February 2, 1987.

         All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to Daniel T. Murphy, InterSystems, Inc., 11 Penn Plaza, Suite 1002, New York, New York 10001 (telephone: (212) 268-5545).

                            -----------------------

                                  THE COMPANY

         The Company is engaged in the design, manufacture and sale of specialized materials handling equipment and in providing custom compounding services for resin producers.

           The Company's two principal lines of business today consist of the operations of its wholly-owned subsidiary, InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska"), which designs, manufactures and sells specialized materials handling equipment, and the custom resin compounding operations conducted by its wholly-owned subsidiary, CHEMTRUSION, INC. ("Chemtrusion"). For each of the two years ended December 31, 1994, approximately 75% of the Company's revenues were attributable to the business of InterSystems Nebraska and approximately 25% of the Company's revenues were attributable to the business of Chemtrusion.

         InterSystems, Inc. was organized under the laws of the state of Delaware in 1984. As used herein, "Company" refers to InterSystems, Inc. and its subsidiaries, unless the context indicates otherwise. The Company's principal executive offices are located at 8790 Wallisville Road, Houston, Texas 77029 and its telephone number at that location is (713) 675-0307.

                             SPECIAL CONSIDERATIONS

         All prospective investors should consider carefully, among other things, the following factors before purchasing any securities offered hereby:

         RECENT OPERATING LOSSES; LIMITED CAPITAL. For the years ended December 31, 1993 and 1994, the Company had losses from continuing operations of $154,000 and $732,000, respectively, after a non-recurring loss at InterSystems Nebraska in 1994 of $495,000. In the third quarter of 1994, InterSystems Nebraska provided a $300,000 special charge for damage to conveying equipment resulting from a harmonic vibration which developed after installation of two en-masse conveyors built for one of its customers. A subsequent additional charge of $195,000 was recorded in the fourth quarter of 1994. These costs were one-time charges. The company has built similar conveyors before and has never encountered a similar problem either during product testing or after installation. Absent the $495,000, net loss for the twelve months ended December 31, 1994 would have been $237,000.

         The Company had a loss from continuing operations of $159,000 for the first nine months of 1995,as compared to a net loss of $190,000 for the comparable period in 1994, which included a one-time overseas sale of $850,000 in the first quarter of 1994. At September 30, 1995, the Company had working capital of $(184,000) and a cash balance of approximately $39,000. However, the Company recorded net income from continuing operations of $59,000 for the three months ended September 30, 1995,as compared to a net loss of $240,000 for the comparable period in 1994. The recent history of losses subjects the Company to a number of risks, including limited access to capital, uncertain markets and competition. There can be no assusrance that the Company's existing capital and cash flow from operations will be sufficient to meet working capital needs in the future should operating losses continue, nor can there be any assurance that the Company will be profitable in the future.

         Capital may be needed by the Company to call the warrants, or to redeem the units offered in the Company's December 1995 private placement in accordance with the terms of those securities. Assuming 25 units are purchased in that placement, the maximum amount required to call the warrants will be $25,000 (although $900,000 will be realized by the Company assuming that all of the warrants, once called, will be exercised), and the maximum amount required to redeem all the Common Stock comprising the units will be $1,800,000. Should the Company decide to call the warrants, or should the holders of Units require the Company to redeem the units, the Company may be required to undertake a financing to raise sufficient capital to complete any such call or redemption. No assurance can be given that the Company will be able to successfully complete such a financing or otherwise raise the necessary funds.

         CONTROL BY HELM RESOURCES, INC. Helm Resources, Inc. ("Helm") currently owns approximately 36% of the Common Stock, effectively giving Helm the ability to elect all of the directors of the Company and thus control the management and affairs of the Company. Four officers and directors of Helm, who are also officers and directors of the Company, in the aggregate own approximately another 6.8% of the Common Stock. Such a concentration of effective voting power and control could serve to perpetuate management. The overlap of directors of the both companies creates inherent conflicts of interests. For example, in connection with the possible acquisition of Interpak Holdings, Inc. from Helm, this transaction and other similar transactions may indirectly benefit directors and officers of the Company who are also directors, officers and security holders of Helm, although the Board of Directors of the Company has recently elected Mr. William Lurie and Mr. Leonard Friedman as independent directors to the Board, and has appointed

Mr. Lurie Chairman of the Acquisition Committee which will evaluate and negotiate the possible acquisition. In addition, Interpak Holdings, Inc. provides management services to the Company. The allocated expenses for such management services, based on certain formulas which management deems to be reasonable, amounted to $36,000 and $124,000 for 1994 and 1993. These expenses have continued during 1995, and are expected to continue in the future.

         RELIANCE ON KEY PERSONNEL. Mr. Scott Owens, President of Chemtrusion, is integral to the operation of that subsidiary, and at the present time that company does not have in place an assistant to Mr. Owens who could assume his responsibilities should Mr. Owens leave the employ of the Company or otherwise be unable to perform his duties.

         CUSTOMER DEPENDENCE. During 1994 and the first nine months of 1995, one customer, Montell U.S.A., Inc., accounted for approximately 80% and 75%, respectively, of Chemtrusion's revenues and 20% of the Company's revenues. The loss of this customer would have a material adverse effect on the compounding business and the Company's revenues, and there can be no assurance that Chemtrusion could fill the production capacity resulting from such loss.

         MARKET FOR THE COMMON STOCK; SHARES ELIGIBLE FOR FUTURE SALE. The Common Stock is currently traded on the American Stock Exchange. However, there is no assurance that an active trading market in the Common Stock will continue. Accordingly, no assurance can be given that a holder of the Common Stock will be able to sell the Common Stock in the future or as the price at which the Common Stock might trade. The liquidity of the market will depend upon the number of holders thereof, the interest of the securities dealers in making a market in the Common Stock and other factors beyond the Company's control.

         There are currently 4,361,846 shares of Common Stock outstanding. In addition, 1,945,611 shares of Common Stock are or will become issuable upon conversion of outstanding debentures, 1,552,352 shares of Common Stock are issuable upon exercise of warrants that are outstanding or reserved for issuance, 325,000 shares of Common Stock are reserved for issuance under the Company's employee stock option plan (121,228 of which are subject to currently outstanding options) and 400,000 shares of Common Stock are issuable upon the exercise of other outstanding options. The shares of Common Stock and shares issuable upon conversion or exercise of other outstanding securities of the Company will be eligible for immediate resale in the public market without restriction. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. It is anticipated that a significant amount of Common Stock would be issued to Helm in connection with the possible purchase of Interpak Holdings.

         DIVIDEND POLICY. The Company has not paid any cash dividends during the past several years. The Company currently intends to retain all of its earnings to support the development of its business and does not anticipate paying any cash dividends for the forseeable future. Furthermore, InterSystems Nebraska is a party to a credit and security agreement providing for a revolving line of credit up to $1.45 million which prohibits the declaration or payment of cash dividends by InterSystems Nebraska. This prohibition has the practical effect or restricting the payment of dividends on the Company's common stock.

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-Laws include provisions that may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. As a result, the Board of Directors could, without stockholder approval, issue preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could be used to prevent a third party from acquiring control of the Company. In addition, the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three year terms, with the number of directors in each class to be as nearly equal as possible. The vote of two-thirds of the outstanding shares of stock entitled to vote on the matter is required to remove a director from office. A staggered board and the super majority vote required for the removal of directors are additional factors which could make it more difficult for stockholders to change control of the Company.

         CONTINGENT LIABILITIES OF THE TRADING BUSINESS. In April 1993 the Company completed the sale of its trading business to Bamberger Acquisition Corp. ("BAC"), a newly formed Delaware corporation owned by six individuals who were then members of the Company's senior management. In connection with the sale, BAC did not assume all of the liabilities of the trading business. In addition, with respect to those liabilities which were assumed, the Company remains liable, together with BAC, to all secured and unsecured creditors (including lessors), vendors and trade creditors of the trading business who did not release the Company following consummation of the sale. As of Septmber 30, 1995, such contingent liabilities (which by such date consisted of lease obligations only) were estimated to be approximately $715,000. In circumstances where the Company has a continuing liability together with BAC for such obligations, the Company would have a contractual right to indemnification from BAC for any liabilities actually incurred. No assurance can be given that such indemnity could be easily and quickly enforced by the Company.

                              RECENT DEVELOPMENTS

         The Company and its subsidiaries, InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska") and Chemtrusion, Inc. ("Chemtrusion"), have embarked on plans for major internal and external expansion, in the form of new facilities and new product lines, which will have the effect of greatly expanding manufacturing capacity and rounding out product lines to reduce the effects of seasonality on product demand, as more fully described in the Company's Current Report on Form 8-K dated December 11, 1995 as filed with the Securities and Exchange Commission.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders hereby, except that it will receive the aggregate exercise price of the Warrants, estimated to be approximately $412,500. The shares of Common Stock underlying the Warrants are being registered pursuant to a contractual obligation on the part of the Company to register these shares to provide the holders thereof with freely tradable Common Stock upon exercise. The Company does not know whether any of the Warrants will be exercised, and therefore has made no specific plans to utilize the proceeds, if any, from such exercise. If any Warrants are exercised, the Company intends to use the proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table provides information with respect to the name and address of each Selling Stockholder (Column 1), the number and percentage of shares of Common Stock held by each Selling Stockholder prior to the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 2), the number of shares of Common Stock which are offered hereby (Column 3) and the number and percentage of shares of Common Stock which will be held by each Selling Stockholder after the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column
4). Because the Selling Stockholders may sell all or a portion of their Common Stock offered hereby, and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Stockholders will offer and sell all of the Common Stock offered for sale hereby and not acquire any other securities issued by the Company.

                        Shares/%                            Shares                   Shares/%
Name                    Beneficially                        Offered                  Benefically
and                     Owned Prior                         pursuant                 Owned After
Address                 to Offering(1)                      hereto                   Offering
-------                 --------------                      -------                  -----------
Helm Resources, Inc.    1,565,155/36.0%                     125,000                  1,440,155/33.0%
537 Steamboat Road
Greenwich, CT  06830

Chris Mathers(2)*          20,500/+                          16,000                    1,500/+

Robert Moser(3)**           4,000/+                           4,000                        -

--------------------
+ less than 1%
* c/o InterSystems, Inc., 8790 Wallisville Road, Houston, TX 77029 ** c/o InterSystems, Inc., 13330 "I" Street, Omaha, NE 68137

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated. Also includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(2) Mr. Mathers is Chief Accounting Officer of the Company. His holdings include 16,000 shares sold to Mr. Mathers in a private placement which are offered hereby, and shares issuable upon exercise of 1,500 Warrants.

(3) Mr. Moser is Executive Vice President of InterSystems-Nebraska. His holdings include 4,000 shares sold to him in a private placement which are offered hereby.

                              PLAN OF DISTRIBUTION

              This Prospectus relates to the offer and sale of 275,000 shares of Common Stock by the Company upon the exercise of the Warrants (hereinafter in the aggregate the "Warrant Securities"), and the offer and sale of 145,000 shares of Common Stock by three Selling Stockholders. From time to time, the Company may amend this Prospectus by Prospectus Supplements or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer shares of Common Stock obtained upon exercise of the Warrant Securities by certain persons who may, by virtue of their relationship to the Company, be deemed to be underwriters within the meaning of the Act.

              The shares of Common Stock issuable upon exercise of the Warrant Securities will be issued and distributed by the Company pursuant to the terms and conditions of those securities. Such Common Stock is being registered pursuant to the Act pursuant to the Company's contractual obligation to the holders of the Warrants and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrant Securities in accordance with their terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrant Securities which shares are being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the Warrant Securities are exercised, the Company will receive aggregate cash proceeds estimated to be approximately $412,500. See "Use of Proceeds."

              All remaining securities covered by this Prospectus are being offered for the accounts of the respective holders listed thereof under the caption "Selling Stockholders." Consequently, the Company will not receive any of the proceeds from the sale of the Securities offered hereby.

              The Securities may be sold form time to time by the Selling Stockholders, or by their pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus, (d) a transaction on the American Stock Exchange in accordance with the rules of such exchange, (e) and ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Securities through underwriters, dealers or agents who may Nothing to report. receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Securities for whom they act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), or otherwise pursuant to an applicable exemption under the Act, may be sold other that pursuant to this Prospectus.

              The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Securities hereunder for the account of the Selling Stockholders. See "Use of Proceeds."

              If required by law, at the time a particular offer of Securities is made, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

              The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incurred in connection with any untrue (or alleged untrue) statement of a material fact or ommission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

              Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, certain of the Selling Stockholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

              In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

              The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel, which will be borne by the Selling Stockholders.

                                 LEGAL MATTERS

              Certain legal matters relating to the validity of the Common Stock being registered hereby have been passed upon for the Company by Robinson, St. John & Wayne, Two Penn Plaza, Newark, New Jersey 07105.

                                    EXPERTS

              The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses of InterSystems, Inc. in connection with the distribution of the securities being registered pursuant to this Registration Statement.

         Registration Fee.............................$  307.76
         Legal Fees and Expenses...................... 3,000.00
         Blue Sky Fees and Expenses................... 1,000.00
         Accounting Fees and Expenses................. 1,500.00
         Transfer Agent's Fees and Expenses...........     -
         Printing and Engraving Expenses..............     -
         Miscellaneous Expenses.......................   500
                                                      ---------
         TOTAL........................................$6,307.76

Item 15. Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorney's fees) acutally and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

         Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Article Eighth of the Registrant's Certificate of Incorporation and Section Six of the Registrants's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

Item 16: Exhibits

4.1  Form of Common Stock Purchase Warrants due June 30, 2000  *

5.1  Opinion of Robinson, St. John & Wayne, legal counsel to the Company *

13.1 The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (1)

13.2 The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995 (1)

13.3 The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995 (1)

13.4 The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (1)

13.5 The Company's Current Report on Form 8-K dated December 11, 1995 (1)

23.1 Consent of BDO Seidman, LLP. *

23.2 Consent of Robinson, St. John & Wayne (included in Exhibit 5.1) *

24.1 Power of Attorney (included on Signature Page) *
--------------------
*  filed herewith

(1) Incorporated by reference to such document as filed with the Commission.

Item 17. Undertakings

         The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) [Not applicable];

         (ii) [Not applicable];

         iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the registrant's latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securiites Exchange Act of 1934, and where interim financial informationrequired to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report on Form 10-Q, that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that an agreement for an indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding), is asserted by a Director, Officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 26th day of December, 1995.

                                               INTERSYSTEMS, INC.


                                               By:/s/ Fred S. Zeidman
                                                  ----------------------
                                                  Fred S. Zeidman, President,
                                                  Chief Executive Officer
                                                  and Director
                                                  (principal executive officer)


                                               By:/s/ Daniel T. Murphy
                                                  ------------------------
                                                  Daniel T. Murphy
                                                  Vice President
                                                  (principal financial officer)


                                               By:/s/ W. Chris Mathers
                                                  ------------------------
                                                  W. Chris Mathers
                                                  Controller
                                                  (principal accounting officer)

         Each person whose signature appears below constitutes and appoints Fred Z. Zeidman, Daniel T. Murphy and W. Chris Mathers true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place an stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 26, 1995.

Signature                                                   Title
---------                                                   -----
/s/ Herbert M. Pearlman                           Chairman of the Board of
-----------------------                           Directors
Herbert M. Pearlman

/s/ Fred S. Zeidman                               President, Chief Executive
-----------------------                           Officer and Director
Fred S. Zeidman




/s/ Daniel T. Murphy                              Executive Vice President and
-----------------------                           Chief Financial Officer and
Daniel T. Murphy                                  Director




/s/ David S. Lawi                                 Director
-----------------------
David S. Lawi




/s/ Walter M. Craig, Jr                           Director
-----------------------
Walter M. Craig, Jr.




/s/ John E. Stieglitz                             Director
-----------------------
John E. Stieglitz



                                                  Director
-----------------------
William Lurie



                                                  Director
-----------------------
Leonard Friedman

                        EXHIBIT  INDEX

4.1  Form of Common Stock Purchase Warrants due June 30, 2000  *

5.1  Opinion of Robinson, St. John & Wayne, legal counsel to the Company *

13.1 The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (1)

13.2 The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995 (1)

13.3 The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995 (1)

13.4 The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (1)

13.5 The Company's Current Report on Form 8-K dated December 11, 1995 (1)

23.1 Consent of BDO Seidman, LLP. *

23.2 Consent of Robinson, St. John & Wayne (included in Exhibit 5.1) *

24.1 Power of Attorney (included on Signature Page) *
--------------------
*  filed herewith

(1) Incorporated by reference to such document as filed with the Commission.